Mr. Joseph Savoca, Chairman
SGI International
1200 Prospect Street
Suite 325
La Jolla, CA 92037

Fax: 619-551-0247

THE TAXIN NETWORK ("TTN") is pleased to issue this proposal letter ("Engagement") to SGI International ("The Client") regarding a number of financial advisory services to be performed by TTN on behalf of The Client. We welcome the opportunity to establish an on-going business relationship and proceed expeditiously to assist The Client as follows:

1. Arrange for appearances on WEVD, New York City - KEZX, Seattle, - WMET, Washington, D. C. - KBPN, Portland, Oregon - KFNN, Phoenix, Arizona - Cleveland
- WERE, Chicago - WGIB and any other stations as available. Appearance will be on "The Financial Hour with Ed Taxin" and shall consist of ten (10) minute segments.

2. Optional mailings to exclusive list of listeners of "The Financial Hour with Ed Taxin". Postage, printing and handling additional. Invoice to be submitted prior to mailing.

3. Article to be published on the InterNet under the by line of Ed Taxin.

4. Client shall receive articles written in Personal Investing News and in Investors Chronicle, publications reaching 65,000 + investors and other financial publications as part of this contract, should contract exceed 30 days.

5. Inclusion of company at various speaking engagements and financial seminars.

6. Research reports by request, prepared by Investors Research Institute - one time additional fee of Four Thousand Five Hundred ($4,500) US Dollars.

7. Additional 30-45 minute interview on NBC - Professional Financial Network, Show airs to 6500 analysts/traders nationwide per appearance charge Five Thousand ($5,000.00) US Dollars.

The Client agrees to compensate TTN for its various advertising/promotional services, in the amount of 2,000 shares of restricted securities. The length of this agreement shall be for a period of 30 days, extendible at the company's sole option. The client agrees that the shares shall be registered in any registration concluded by the company. The client will reimburse The Taxin Network for any pre-approved expenses relating to the performance of the above contract, such as travel, printing, postage and entertainment.

If the foregoing is in accordance with your agreement and understanding, please sign this Engagement Letter and return it together with the appropriate certificate made out to The Taxin Network.

Sincerely,

THE TAXIN NETWORK

by: /s/ Edward B. Taxin
--------------------------
Accepted and Approved this
22 Day of April 1997

by: /s/ Joseph A. Savoca
--------------------------
Joseph A. Savoca

SGI International
for: THE CLIENT